Exhibit 95

MINE SAFETY DISCLOSURES

Under Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K, each operator of a coal or other mine is required to include certain mine safety information in its periodic reports filed with the Securities and Exchange Commission. The table below includes this mine safety information for each mine facility owned and operated by ProFrac Holding Corp., or its subsidiaries, for the quarterly period ended March 31, 2024. Due to timing and other factors, our data may not agree with the mine data retrieval system maintained by the Mine Safety and Health Administration (“MSHA”). The columns in the table represent the total number of, and the proposed dollar assessment for, violations, citations and orders issued by MSHA during the period upon periodic inspection of our mine facilities in accordance with the referenced sections of the Federal Mine Safety and Health Act of 1977, as amended (the “Mine Act”), described as follows:

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Section 104(a) Significant and Substantial Violations: Total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard.
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Section 104(b) Orders: Total number of orders issued due to a failure to totally abate, within the time period prescribed by MSHA, a violation previously cited under section 104, which results in the issuance of an order requiring the mine operator to immediately withdraw all persons from the mine.
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Section 104(d) Citations and Orders: Total number of citations and orders issued for unwarrantable failure of the mine operator to comply with mandatory health and safety standards. The violation could significantly and substantially contribute to the cause and effect of a safety and health hazard, but the conditions do not cause imminent danger.
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Section 110(b)(2) Flagrant Violations: Total number of flagrant violations defined as a reckless or repeated failure to make reasonable efforts to eliminate a known violation of a mandatory health or safety standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.
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Section 107(a) Imminent Danger Orders: Total number of orders issued when an imminent danger is identified which requires all persons to be withdrawn from area(s) in the mine until the imminent danger and the conditions that caused it to cease to exist.
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Total Dollar Value of Proposed MSHA Assessments: Each issuance of a citation or order by MSHA results in the assessment of a monetary penalty. The total dollar value presented includes any contested penalties.
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Legal Actions Pending, Initiated or Resolved: Total number of cases pending legal action before the Federal Mine Safety and Health Review Commission as of the last day of the reporting period or the number of such cases initiated or resolved during the reporting period.

Legal Actions
Mine location	Section 104(a) “Significant and Substantial” Violations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Flagrant Violations	Section 107(a) Imminent Danger Orders	Total Dollar Value of Proposed MSHA Assessments	Pending as of Last Day of Period	Initiated During Period	Resolved During Period
	(#)	(#)	(#)	(#)	(#)	($)	(#)	(#)	(#)
Bexar County, Texas	-	-	-	-	-	-	-	-	-
Dawson County, Texas	2	-	-	-	-	0()	-	-	-
Ward/Ector Counties, Texas	-	-	-	-	-	-	-	-	-
Winkler County, Texas	-	-	-	-	-	-	-	-	-
Miller/Lafayette Counties, Arkansas	-	-	-	-	-	-	-	-	-
Bossier/Caddo Parishes, Louisiana	-	-	-	-	-	-	-	-	-

Bossier/Caddo Parishes, Louisiana	-	-	-	-	-	-	-	-	-
Beauregard Parish, Louisiana	-	-	-	-	-	-	-	-	-
(1)
Citation/Order Nos. 9742326 and 9742327, each issued on March 29, 2024, have not yet been assessed.

We had no mining-related fatalities at any of our facilities during the quarterly period ended March 31, 2024. During this period we also received no written notices from MSHA under section 104(e) of the Mine Act of (i) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards; or (ii) the potential to have such a pattern.